Exhibit 10.46

The CIT Group Inc. 2016 Omnibus Incentive Plan Performance-Based Restricted Stock Unit Award Agreement 2016 Long-Term Incentive RSU Award
“Participant”:	<<Participant Name>>
“Date of Award”:	<<Grant Date>>
“Number of RSUs Granted”:	<<Shares Granted>>

Effective as of the Date of Award, this Award Agreement sets forth the grant of Restricted Stock Units (“RSUs”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant, pursuant to the provisions of the CIT Group Inc. 2016 Omnibus Incentive Plan (the “Plan”). This Award Agreement memorializes the terms and conditions as approved by the Compensation Committee of the Board (the “Committee”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

The parties hereto agree as follows:

(A)	Grant of RSUs. The Company hereby grants to the Participant the Number of RSUs Granted, effective as of the Date of Award and subject to the terms and conditions of the Plan and this Award Agreement. Each RSU represents the unsecured right to receive one Share in the future following the vesting of the RSU in accordance with this Award Agreement. The Participant shall not be required to pay any additional consideration for the issuance of the Shares upon settlement of the RSUs.
(B)	Vesting and Settlement of RSUs.
(1)	Subject to (A) the Participant’s continued employment with the Company and/or any Subsidiary or affiliate (the “Company Group”) from the Date of Award until the applicable “Vesting Date” (as defined in the “Award Summary” that was delivered to the Participant by the Company), (B) Section (B)(2) and (C) compliance with, and subject to, the terms and conditions of this Award Agreement, the RSUs shall vest as set forth in the Award Summary.
(2)	As promptly as practicable following the end of each fiscal year in the 2016 through 2018 “Performance Period” (each such fiscal year, a “Measurement Year”), the Committee shall determine whether the Company’s Capital Ratio (as defined below) met or exceeded the applicable minimum for well-capitalized banks as established by the Federal Reserve for the Measurement Year most recently completed (the “Performance Requirement”). If the Performance Requirement was not met for that Measurement Year, the Committee may cancel all or a portion of the RSUs that otherwise would have vested on the immediately following Vesting Date, after taking into account such factors as (i) the magnitude of the Capital Ratio below the minimum, (ii) the Participant’s degree of involvement (including the degree to which the Participant was involved in decisions that are determined to have contributed to a Capital Ratio below the minimum), (iii) the Participant’s performance and (iv) such other factors as deemed appropriate. Any such determination will be in the sole discretion of the Committee and will be final and binding. “Capital Ratio” means, with respect to each fiscal year, the Company’s Common Equity Tier 1 capital ratio, as shown on the Company’s consolidated financial statements for such fiscal year, but calculated excluding any special, unusual or non-recurring items as determined by the Committee in its sole discretion.
(3)	Each vested RSU shall be settled through the delivery of one Share within thirty (30) days following the applicable Vesting Date (a “Settlement Date”), provided that any fractional Share shall vest and be settled on the last Vesting Date and Settlement Date, respectively, and provided further that the Settlement Date may be delayed, in the sole discretion of the Committee and in accordance with applicable law (including Section 409A (as defined below)), if the Committee is considering whether Sections (B)(2) and/or (L) apply to the Participant.
(4)	The Shares delivered to the Participant on the applicable Settlement Date (or such date determined in accordance with Section (C) or (D)) shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant’s name.
(5)	If, after the Date of Award and prior to the applicable Vesting Date, dividends with respect to Shares are declared or paid by the Company, the Participant shall be credited with, and entitled to receive, dividend equivalents in an amount, without interest, equal to the cumulative dividends declared or paid on a Share, if any, during such period multiplied by the number of unvested RSUs. Unless otherwise determined by the Committee, dividend equivalents paid in cash shall not be reinvested in Shares and shall remain uninvested. The dividend equivalents credited in respect of vested RSUs shall be paid in cash or Shares, as applicable, on the Settlement Date.
(6)	Except for Participants who are tax residents of Canada, in the sole discretion of the Committee and notwithstanding any other provision of this Award Agreement to the contrary, in lieu of the delivery of Shares, the RSUs and any dividend equivalents payable in Shares may be settled through a payment in cash equal to the Fair Market Value of the applicable number of Shares, determined on the applicable Vesting Date or, in the case of settlement in accordance with Section (C)(1) or (D), the date of the Participant’s “Separation from Service” (within the meaning of the Committee’s established methodology for determining “Separation from Service” for purposes of Section 409A)

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or the date of Disability, as applicable. Settlement under this Section (B)(6) shall be made at the time specified under Sections (B)(3), (B)(5), (C)(1), (C)(2) or (D), as applicable.

(C)	Separation from Service.
(1)	If, after the Date of Award and prior to an applicable Settlement Date, the Participant incurs a Disability (as defined below) or a Separation from Service from the Company Group due to death, each RSU, to the extent unvested, shall vest immediately and shall settle through the delivery of one Share within thirty (30) days following the Participant’s Disability or Separation from Service due to death. The Participant (or the Participant’s beneficiary or legal representative, if applicable) shall also be entitled to receive all credited and unpaid dividend equivalents at the time the RSUs are settled in accordance with this Section (C)(1). “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date the Participant suffers from such Disability; provided, however, for a Participant that is a US taxpayer at any time during the period the RSUs vest and become settled hereunder and to the extent a “Disability” event does not also constitute a “Disability” as defined in Section 409A, such Disability event shall not constitute a Disability for purposes of this Section (C)(1).
(2)	If, after the Date of Award and prior to an applicable Settlement Date, the Participant incurs a Separation from Service due to the Participant’s Retirement (as defined below) or initiated by the Company without Cause (as defined below and including, for the avoidance of doubt, in connection with a sale of a business unit), and, subject to the terms and conditions of the Plan and this Award Agreement, including Section (L) below, the RSUs (and any credited and unpaid dividend equivalents), to the extent unvested as of such Separation from Service, shall continue to vest and be settled on the applicable Vesting Date and Settlement Date in accordance with Sections (B)(1), (B)(2) and (B)(3) above, unless such continued vesting and settlement of RSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation. “Retirement” is defined as the Participant’s election to retire upon or after (A) attaining age 55 with at least 11 years of service with the Company Group, or (B) attaining age 60 with at least 6 years of service with the Company Group, in each case as determined in accordance with the Company Group’s policies and procedures. “Cause” means any of the following: (i) the commission of a misdemeanor involving moral turpitude or a felony; (ii) the Participant’s act or omission that causes or may reasonably be expected to cause material injury to the Company Group, its vendors, customers, business partners or affiliates or that results or is intended to result in personal gain at the expense of the Company Group, its vendors, customers, business partners or affiliates; (iii) the Participant’s substantial and continuing neglect of his or her job responsibilities for the Company Group (including excessive unauthorized absenteeism); (iv) the Participant’s failure to comply with, or violation of, the Company Group’s Code of Business Conduct; (v) the Participant’s act or omission, whether or not performed in the workplace, that precludes the Participant’s employment with any member of the Company Group by virtue of Section 19 of the Federal Deposit Insurance Act; and (vi) the Participant’s violation of any federal or state securities or banking laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or exchange or association of which the Participant or member of the Company Group is a member.
(3)	If, prior to an applicable Vesting Date, the Participant’s employment with the Company Group terminates for any reason other than as set forth in Section (C)(1), (C)(2) or (D), the unvested RSUs shall be cancelled immediately and the Participant shall immediately forfeit any rights to, and shall not be entitled to receive any payments with respect to, the RSUs including, without limitation, dividend equivalents pursuant to Section (B)(5).
(D)	Change of Control.
(1)	Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if a Change of Control occurs before the last day of the Performance Period, the Performance Requirement in Section (B)(2) will not apply to the RSUs that will vest in accordance with this Award Agreement for any uncompleted fiscal years in the Performance Period.
(2)	Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if, prior to an applicable Settlement Date, a Change of Control occurs and within two years of such Change of Control the Participant incurs a Separation from Service (i) due to the Participant’s Retirement, (ii) initiated by the Company without Cause or (iii) initiated by the Participant for “Good Reason” (as defined below), the RSUs (and any credited and unpaid dividend equivalents), to the extent unvested, shall vest upon such Separation from Service and be settled within thirty (30) days following such Separation from Service, unless such accelerated vesting and settlement of RSUs (and dividend equivalents) following the Participant’s Separation from Service is prohibited or limited by applicable law and/or regulation. “Good Reason” shall mean, without the Participant’s consent, a material diminution of the Participant’s (x) base salary (except in the event of a compensation reduction applicable to the Participant and other employees of comparable rank and/or status), (y) the Participant is reassigned to a work location that is more than fifty miles from his or her immediately preceding work location and which increases the distance the Participant has to commute to work by more than fifty miles, or (z) duties and responsibilities (except a temporary reduction while the Participant is physically or mentally incapacitated or a modification in the duties and/or responsibilities of the Participant and other employees of comparable rank and/or status following a Change of Control), provided, that a Separation from Service for Good Reason shall not occur unless (A) the Participant has provided the Company written notice specifying in detail the alleged condition of Good Reason within thirty (30) days of the occurrence of such condition; (B) the

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Company has failed to cure such alleged condition within ninety (90) days following the Company’s receipt of such written notice; and (C) if the Committee (or its designee) has determined that the Company has failed to cure such alleged condition, the Participant initiates a Separation from Service within five (5) days following the end of such 90-day cure period.

(E)	Transferability. The RSUs are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 4.6 of the Plan.
(F)	Incorporation of Plan. The Plan includes terms and conditions governing all Awards granted thereunder and is incorporated into this Award Agreement by reference unless specifically stated herein. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time and as supplemented by this Award Agreement, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.
(G)	No Entitlements.
(1)	Neither the Plan nor the Award Agreement confer on the Participant any right or entitlement to receive compensation, including, without limitation, any base salary or incentive compensation, in any specific amount for any future fiscal year (including, without limitation, any grants of future Awards under the Plan), nor impact in any way the Company Group’s determination of the amount, if any, of the Participant’s base salary or incentive compensation. This Award of RSUs made under this Award Agreement is completely independent of any other Awards or grants and is made at the sole discretion of the Company. The RSUs do not constitute salary, wages, regular compensation, recurrent compensation, pensionable compensation or contractual compensation for the year of grant or any prior or later years and shall not be included in, nor have any effect on or be deemed earned in any respect, in connection with the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group. The benefits provided pursuant to the RSUs are in no way secured, guaranteed or warranted by the Company Group.
(2)	The RSUs are awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group. The Plan or the Award Agreement does not constitute an employment agreement. Nothing in the Plan or the Award Agreement shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.
(3)	Subject to any applicable employment agreement, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed. None of the Plan or the Award Agreement, the grant of RSUs, nor any action taken or omitted to be taken under the Plan or the Award Agreement shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time. Moreover, the Separation from Service provisions set forth in Section (C) or (D), as applicable, only apply to the treatment of the RSUs in the specified circumstances and shall not otherwise affect the Participant’s employment relationship. By accepting this Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever to the extent such rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, any unvested RSUs that are cancelled or forfeited as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, this Award Agreement or the provisions of any statute or law to taxation. This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.
(H)	No Rights as a Stockholder. The Participant will have no rights as a stockholder with respect to Shares covered by this Award Agreement (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares on an applicable Settlement Date or as provided in Section (C) or (D), if applicable.
(I)	Securities Representation. The grant of the RSUs and issuance of Shares upon vesting of the RSUs shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The Shares are being issued to the Participant and this Award Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

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(1)	He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”), and in this connection the Company is relying in part on his or her representations set forth in this section (I)(1); and
(2)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the Shares must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register the Shares (or to file a “re-offer prospectus”).
(3)	If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Shares of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the Shares may be made only in limited amounts in accordance with such terms and conditions.
(J)	Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by certified mail, postage and fees prepaid, or internationally recognized express mail service, as follows:

If to the Company, to:

CIT Group Inc.
1 CIT Drive
Livingston, New Jersey 07039
Attention: Senior Vice President, Compensation and Benefits

If to the Participant, to the address on file with the Company Group.

(K)	Transfer of Personal Data. In order to facilitate the administration of this Award, it will be necessary for the Company Group to collect, hold, and process certain personal information about the Participant. As a condition of accepting this Award, the Participant authorizes, agrees and unambiguously consents to the Company Group collecting, using, disclosing, holding and processing personal data and transferring such data to third parties (collectively, the “Data Recipients”) for the primary purpose of the Participant’s participation in, and the general administration of, the Plan and to the transmission by the Company Group of any personal data information related to the RSUs awarded under this Award Agreement, as required in connection with the Participant’s participation in the Plan (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization and consent is freely given by the Participant. The Participant acknowledges that he/she has been informed that upon request, the Company will provide the name or title and contact information for an officer or employee of the Company Group who is able to answer questions about the collection, use and disclosure of personal data information.
(1)	The Data Recipients will treat the Participant’s personal data as private and confidential and will not disclose such data for purposes other than the management and administration of this Award and will take reasonable measures to keep the Participant’s personal data private, confidential, accurate and current.

(2)	Where the transfer is to a destination outside the country to which the Participant is employed, or outside the European Economic Area for Participants employed by the Company Group in the United Kingdom or Ireland, the Company shall take reasonable steps to ensure that the Participant’s personal data continues to be adequately protected and securely held. By accepting this Award, the Participant acknowledges that personal information about the Participant may be transferred to a country that does not offer the same level of data protection as the country in which the Participant is employed.

(L)	Cancellation; Recoupment; Related Matters.
(1)	In the event of a material restatement of the Company’s financial statements, the Committee (or its designee) shall review those facts and circumstances underlying the restatement that the Committee (or its designee) determines in its sole discretion as relevant (which may include, without limitation, the Participant’s status and responsibility within the organization, any potential wrongdoing by the Participant and whether the restatement was the result of negligence, intentional or gross misconduct or other conduct, including any acts or failures to act, detrimental to the Company insofar as it caused material financial or reputational harm to the Company or its business activities), and the Committee (or its designee), in its sole discretion, may direct the Company (i) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs and / or (ii) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.
(2)	In the event that the Committee (or its designee), in its sole discretion, determines that this grant of RSUs was based, in whole or in part, on materially inaccurate financial or performance metrics for any period preceding the granting of

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this Award, whether or not a financial restatement is required and whether or not the Participant was responsible for the inaccuracy, then the Committee (or its designee), in its sole discretion, may direct the Company (i) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs, and / or (ii) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.

(3)	In the event that the Committee (or its designee), in its sole discretion, determines at any time that the Participant has failed to comply with the Company’s risk policies or standards and/or improperly or with gross negligence failed to properly identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Company or its business activities, then the Committee (or its designee), in its sole discretion, may direct the Company (i) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs, and / or (ii) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination.
(4)	In the event that the Committee (or its designee), in its sole discretion, determines at any time that the Participant has breached (i) any applicable provisions relating to non-competition, non-solicitation, confidential information, inventions, developments or proprietary property in any employment agreement or other agreement in effect between the Participant and the Company and/or any Subsidiary or affiliate or (ii) the provisions of Exhibit A during the Participant’s employment or the period following the Participant’s Separation from Service from the Company Group listed in Exhibit A, then the Committee (or its designee), in its sole discretion, may direct the Company (a) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs, and / or (b) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination and any credited and unpaid dividend equivalents with respect to such Shares to the Participant (and the Participant shall forfeit any rights to such Shares and any credited and unpaid dividend equivalents).
(5)	In the event the Committee (or its designee), in its sole discretion, determines at any time that the Participant has engaged in “Detrimental Conduct” (as defined below), or violated any of the Company Policies (as defined below), during the Participant’s employment, including if such determination is made following the Participant’s termination of employment, then the Committee (or its designee), in its sole discretion, may direct the Company (i) to cancel any outstanding RSUs (whether or not vested), and the Participant shall forfeit any rights to such cancelled RSUs and / or (ii) to recover from the Participant an amount equal to the Fair Market Value (determined as of the Settlement Date) of the net number of Shares distributed to the Participant pursuant to this Award Agreement within the 12 months immediately preceding the Committee’s determination. “Detrimental Conduct” shall mean: (i) any conduct that would constitute “cause” under the Participant’s employment agreement or similar agreement with the Company or its Affiliates, if any, or if the Participant’s employment has terminated and the Committee discovers thereafter that the Participant’s employment could have or should have been terminated for Cause; or (ii) fraud, gross negligence, or other wrongdoing or malfeasance. “Company Policies” shall mean the Company policies and procedures in effect from time to time, including, without limitation, policies and procedures with respect to the Company’s “Regulatory Credit Classifications” (as defined in the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 7, 2016 (the “Form 10-K”)), and as amended from time to time, and any credit risk policies and procedures in effect from time to time.
(6)	Notwithstanding anything contained in the Plan or this Award Agreement to the contrary, to the extent that the Company is required by law to include any additional recoupment, recovery or forfeiture provisions to outstanding Awards, then such additional provisions shall also apply to this Award Agreement as if they had been included as of the Date of Award and in the manner determined by the Committee in its sole discretion.
(7)	The remedies provided for in this Award Agreement shall be cumulative and not exclusive, and the Participant agrees and acknowledges that the enforcement by the Company of its rights hereunder shall not in any manner impair, restrict or limit the right of the Company to seek injunctive and other equitable or legal relief under applicable law or the terms of any other agreement between the Company and the Participant.
(M)	Miscellaneous.
(1)	It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.
(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Award Agreement at any time; provided, however, that, except as provided herein, no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.

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(3)	This Award Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted in a manner intended to be in compliance therewith. In no event whatsoever shall the Company Group be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A. If any provision of the Plan or the Award Agreement would, in the sole discretion of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of additional taxes or a penalty tax under Section 409A, the Committee may modify the terms of the Plan or the Award Agreement, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee, in its sole discretion, may determine to be necessary or advisable to avoid the imposition of such penalty tax. Notwithstanding anything to the contrary in the Plan or the Award Agreement, to the extent that the Participant is a “Specified Employee” (within the meaning of the Committee’s established methodology for determining “Specified Employees” for purposes of Section 409A), payment or distribution of any amounts with respect to the RSUs that are subject to Section 409A will be made as soon as practicable following the first business day of the seventh month following the Participant’s Separation from Service from the Company Group or, if earlier, the date of the Participant’s death.
(4)	Delivery of the Shares underlying the RSUs or payment in cash (if permitted pursuant to Section (B)(6)) upon settlement is subject to the Participant satisfying all applicable federal, state, provincial, local, domestic and foreign taxes and other statutory obligations (including, without limitation, the Participant’s FICA obligation, National Insurance Contributions or Canada Pension Plan contributions, as applicable), provided, that any Participant that is subject to tax regulation in the United Kingdom or Ireland shall also be subject to the provisions of Exhibit B attached hereto, if applicable. The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. The Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.
(5)	The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Award Agreement in the possession of the Participant.
(6)	This Award Agreement shall be subject to all applicable laws, rules, guidelines and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable, including but not limited to any applicable laws or the rules, codes or guidelines of any statutory or regulatory body in any jurisdiction relating to the remuneration of any Participant (in each case as may be in force from time to time). The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal, state and foreign securities law in exercising his or her rights under this Award Agreement.
(7)	Nothing in the Plan or this Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the RSUs. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the RSUs.
(8)	All obligations of the Company under the Plan and this Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(9)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
(10)	This Award Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.
(11)	The Participant agrees that the Company may, to the extent permitted by applicable law and as provided for in Section 4.5 of the Plan, retain for itself securities or funds otherwise payable to the Participant pursuant to this Award Agreement, or any other Award Agreement under the Plan, to satisfy any obligation or debt that the Participant owes the Company or its affiliates under any Award Agreement, the Plan or otherwise; provided that the Company may not retain such funds or securities and set off such obligations or liabilities until such time as they would otherwise be distributable to the Participant, and to the extent that Section 409A is applicable, such offset shall not exceed the maximum offset then permitted under Section 409A.
(12)	The Participant acknowledges that if he or she moves to another country during the term of this Award Agreement, additional terms and conditions may apply and as provided for in Section 4.10.2 of the Plan and the Company reserves the right to impose other requirements to the extent the Company determines it is necessary or advisable in

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order to comply with local law or facilitate the administration of the Award Agreement. The Participant agrees to sign any additional agreements or undertaking that may be necessary to accomplish the foregoing.

(13)	The Participant acknowledges that he or she has reviewed the Company Policies, understands the Company Policies and agrees to be subject to the Company Policies that are applicable to the Participant, including, without limitation, the Regulatory Credit Classifications and any credit risk policies in effect from time to time.
(14)	The Participant acknowledges that the Company is subject to certain regulatory restrictions that may, under certain circumstances, prohibit the accelerated vesting and distribution of any unvested RSUs as a result of, or following, a Participant’s Separation from Service.
(15)	The Participant acknowledges that his or her participation in the Plan as a result of this Award Agreement is further good and valuable consideration for the Participant’s obligations under any applicable non-competition, non-solicitation, confidential information, inventions, developments, proprietary property or similar agreement in effect between the Participant and the Company.
(16)	Neither this Award Agreement or the Shares that may be awarded hereunder represent any right to the payment of earned wages, and the rights of the Participant with respect to any Shares remains fully contingent and subject to the vesting and other terms and conditions of this Award Agreement.
(17)	Any cash payment made pursuant to Section (B)(5) or (B)(6) of this Award Agreement shall be calculated, where necessary, by reference to the prevailing U.S. dollar exchange rate on the proposed payment date (as determined by the Committee in its sole discretion).
(N)	Acceptance of Award. By accepting this Award of RSUs, the Participant is agreeing to all of the terms contained in this Award Agreement, including the non-competition and non-solicitation provisions attached hereto as Exhibit A and tax provisions attached hereto as Exhibit B (if applicable). The Participant may accept this Award by indicating acceptance by e-mail or such other electronic means as the Company may designate in writing or by signing this Award Agreement if the Company does not require acceptance by email or such other electronic means. If the Participant desires to refuse the Award, the Participant must notify the Company in writing. Such notification should be sent to CIT Group Inc., Attention: Senior Vice President, Compensation and Benefits, 1 CIT Drive, Livingston, New Jersey 07039, no later than thirty (30) days after the Date of Award. If the Participant declines the Award, it will be cancelled as of the Date of Award.

IN WITNESS WHEREOF, this Award Agreement (including any exhibits attached hereto) has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.

Accepted and Agreed:

<<Electronic Signature>>

<<Acceptance Date>>

2016-LTRSU	7

EXHIBIT A

Non-Competition and Non-Solicitation Provisions

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

1.             Non-Competition following Retirement. Following Participant’s Retirement through each Settlement Date, Participant shall not, without the Company Group’s prior written consent, engage directly or indirectly in any Competing Business whether as an employer, officer, director, owner, stockholder, employee, partner, member, joint venturer or consultant. The Committee (or its designee) may, in its sole discretion, require Participant to submit on or prior to each Vesting Date an affidavit certifying that Participant has not breached this non-competition restriction, and may condition vesting and settlement of all unvested RSUs on the timely receipt of such affidavit. The geographic reach of this non-competition restriction shall be the territory which is co-extensive with the Company Group’s business and the Participant’s responsibilities in the last twenty-four (24) months of employment. Nothing in this non-competition restriction prevents Participant from owning not more than 2% of the equity of a publicly traded entity. For the avoidance of doubt, this non-competition restriction shall not apply to a termination of employment for any reason other than Participant’s Retirement. This provision does not apply to employees who, at the time of award or vesting, are assigned to a Company Group work location in a country, state or locality that prohibits the foregoing restrictions.

2.             Non-Solicitation of Customers and Clients. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit for any Competing Business any client of the Company Group or any specifically identified prospective client of the Company Group, or (ii) cause a client or any specifically identified prospective client of the Company Group to terminate or diminish its business with the Company Group. These restrictions shall apply only to clients of the Company Group or specifically identified prospective clients of the Company Group which the Participant solicited, with which the Participant maintained a business relationship for the Company Group, or about which the Participant obtained Confidential Information on behalf of the Company Group, in the last twenty-four (24) months of employment with the Company Group. This provision does not apply to employees who, at the time of award or vesting, are assigned to a Company Group work location in a country, state or locality that prohibits the foregoing restrictions.

3.             Non-Solicitation of Employees. During employment with the Company Group and for one year thereafter, the Participant shall not, directly or indirectly, (i) solicit, recruit, induce or otherwise encourage any Company Group employees to end their employment with the Company Group or to engage in any Competing Business; or (ii) hire or retain as an independent consultant/contractor, on behalf of any Competing Business, any person who was employed with the Company Group within the preceding six months.

4.             Definitions.

(a)           “Competing Business” means any person or entity that competes with the Company Group in the sale, marketing, production, distribution, research or development of Competing Products in the same markets.

(b)           “Competing Products” means any product or service in existence or under development that competes with any product or service of the Company Group about which the Participant obtained Confidential Information or for which the Participant provided advisory services or had sales, origination, marketing, production, distribution, research or development responsibilities in the last twenty-four (24) months of employment with the Company Group.

(c)            "Confidential Information" means both tangible and intangible information owned by CIT or a Third Party (as defined below) which is in print, audio, visual, digital, electronically-stored or any other form that (i) has been developed or acquired by the Company Group; (ii) constitutes a trade secret or is proprietary in nature; (iii) is not otherwise known publicly or to the Company Group’s competitors; and (iv) is kept confidential byte Company Group. Confidential Information includes, but is not limited to: Board of Director presentations and materials; business, financial, advertising or marketing opportunities, proposals, presentations, plans, budgets, strategies or methods; financial information including forecasts/presentations, budgets, data, financial statements and tax returns; financial management and accounting policies and procedures; risk, credit and pricing policies, procedures and terms; prices and rates; profit margins; secondary marketing and hedging models; loan, lease and other financial program applications and supporting documents and information; merger, acquisition, divestiture and other transaction information and documents; operations and procedure manuals, materials, policies and memoranda; software programs; source code; data models; production reports; security and proprietary technology; analyses; research and developments; know how; methodologies; designs; inventions; innovations; processes; patents; other business, financial or technical information, improvements, ideas and concepts, whether or not patentable or whether or not copyrightable; information classified as “Confidential” or “Restricted”; Confidential Information owned by or about CIT’s licensors, clients, customers, vendors, suppliers, franchisors, referral sources or other business partners or third parties (“Third Party” or “Third Parties”); and information regarding employees and contingent workers (other than information involving wages, benefits, other terms and conditions of employment or protected concerted activity).

2016-LTRSU	8

EXHIBIT B

Applicable Foreign Tax Provisions

All capitalized terms shall have the meanings ascribed to them in the Award Agreement, unless specifically set forth otherwise herein.

United Kingdom:

The Participant shall also, if requested by the Company, enter into any tax or National Insurance Contributions agreement or election the Company deems necessary, including, without limitation, any election under Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the acquisition of the RSUs or the Shares issued thereunder.

Ireland:

In a case where the Company or an Affiliate or any other person (the “Relevant Person”) is obliged to (or would suffer a disadvantage if they were not to) account for any tax (in any jurisdiction) by virtue of the receipt of any benefit under this Award Agreement or the Plan (whether in cash or Shares) or for any pay related social insurance contributions that are payable or assessable (which, unless the Committee determines otherwise when this Award was made, shall not include employer’s pay related social insurance contributions in Ireland) (together, the “Tax Liability”), the Participant (or his personal representatives) must either:

(1) make a payment to the Relevant Person of an amount equal to the Tax Liability; or

(2) enter into arrangements acceptable to the Relevant Person to secure that such a payment is made (whether by authorizing the sale of some or all of the Shares on his or her behalf and the payment to the Relevant Person of the relevant amount out of the proceeds of sale or otherwise);

and in this regard the Participant (or his or her personal representatives) shall do all such things and execute such documents as the Relevant Person may reasonably require in connection with the satisfaction of the Tax Liability.

2016-LTRSU	9